================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13D/A

                               (Amendment No. 20)

                    Under the Securities Exchange Act of 1934

                               DELPHI CORPORATION
                               ------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    247126105
                                 --------------
                                 (CUSIP Number)

                                 Kenneth Maiman
                            Appaloosa Management L.P.
                           26 Main Street, First Floor
                                Chatham, NJ 07928

                                 (973) 701-7000
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  April 5, 2008
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

================================================================================

                                  SCHEDULE 13D

-------------------
CUSIP No. 247126105
-------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       Appaloosa Investment Limited Partnership I

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
       22-3220838
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X](1)
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO
------ -------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
------------------------ ------ ------------------------------------------------
NUMBER OF SHARES         7      SOLE VOTING POWER
BENEFICIALLY OWNED              0
BY EACH REPORTING        ------ ------------------------------------------------
PERSON WITH              8      SHARED VOTING POWER
                                27,716,000
                         ------ ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                0
                         ------ ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                27,716,000
------ -------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       101,455,448 (2)
------ -------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       [ ]
------ -------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       18.01% (2)
------ -------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

----------
(1) Box (b) is checked with respect to the relationship of the Reporting Persons and Harbinger, Merrill, UBS, Pardus and GS as described in Item 4 and footnote (2) below. Box (b) is also checked with respect to the relationship of the Reporting Persons and the New Additional Investors described in Item 4. The Reporting Persons expressly disclaim membership in a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with the New Additional Investors.

(2) The Reporting Persons may be deemed to be the beneficial owners of shares of the Issuer's Common Stock beneficially owned by Harbinger, Merrill, UBS, Pardus and GS. Based on information filed with the Securities and Exchange Commission, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,459,280 shares, UBS AG beneficially owns 4,420,602 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares and GS and its related entities beneficially own 15,009,566 shares.

                                  SCHEDULE 13D

-------------------
CUSIP No. 247126105
-------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       Palomino Fund Ltd.

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
       98-0150431
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X](1)
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO
------ -------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands
------------------------ ------ ------------------------------------------------
NUMBER OF SHARES         7      SOLE VOTING POWER
BENEFICIALLY OWNED              0
BY EACH REPORTING        ------ ------------------------------------------------
PERSON WITH              8      SHARED VOTING POWER
                                24,284,000
                         ------ ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                0
                         ------ ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                24,284,000
------ -------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       98,023,448 (2)
------ -------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       [ ]
------ -------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       17.40% (2)
------ -------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

----------
(1) Box (b) is checked with respect to the relationship of the Reporting Persons and Harbinger, Merrill, UBS, Pardus and GS as described in Item 4 and footnote (2) below. Box (b) is also checked with respect to the relationship of the Reporting Persons and the New Additional Investors described in Item 4. The Reporting Persons expressly disclaim membership in a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with the New Additional Investors.

(2) The Reporting Persons may be deemed to be the beneficial owners of shares of the Issuer's Common Stock beneficially owned by Harbinger, Merrill, UBS, Pardus and GS. Based on information filed with the Securities and Exchange Commission, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,459,280 shares, UBS AG beneficially owns 4,420,602 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares and GS and its related entities beneficially own 15,009,566 shares.

                                  SCHEDULE 13D

-------------------
CUSIP No. 247126105
-------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       Appaloosa Management L.P.

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
       22-3220835
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X](1)
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO
------ -------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
------------------------ ------ ------------------------------------------------
NUMBER OF SHARES         7      SOLE VOTING POWER
BENEFICIALLY OWNED              0
BY EACH REPORTING        ------ ------------------------------------------------
PERSON WITH              8      SHARED VOTING POWER
                                52,000,000
                         ------ ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                0
                         ------ ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                52,000,000
------ -------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       125,739,448 (2)
------ -------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       [ ]
------ -------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       22.31% (2)
------ -------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

----------
(1) Box (b) is checked with respect to the relationship of the Reporting Persons and Harbinger, Merrill, UBS, Pardus and GS as described in Item 4 and footnote (2) below. Box (b) is also checked with respect to the relationship of the Reporting Persons and the New Additional Investors described in Item 4. The Reporting Persons expressly disclaim membership in a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with the New Additional Investors.

(2) The Reporting Persons may be deemed to be the beneficial owners of shares of the Issuer's Common Stock beneficially owned by Harbinger, Merrill, UBS, Pardus and GS. Based on information filed with the Securities and Exchange Commission, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,459,280 shares, UBS AG beneficially owns 4,420,602 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares and GS and its related entities beneficially own 15,009,566 shares.

                                  SCHEDULE 13D

-------------------
CUSIP No. 247126105
-------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       Appaloosa Partners Inc.

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
       22-3220833
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X](1)
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO
------ -------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
------------------------ ------ ------------------------------------------------
NUMBER OF SHARES         7      SOLE VOTING POWER
BENEFICIALLY OWNED              0
BY EACH REPORTING        ------ ------------------------------------------------
PERSON WITH              8      SHARED VOTING POWER
                                52,000,000
                         ------ ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                0
                         ------ ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                52,000,000
------ -------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       125,739,448 (2)
------ -------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       [ ]
------ -------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       22.31% (2)
------ -------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

----------
(1) Box (b) is checked with respect to the relationship of the Reporting Persons and Harbinger, Merrill, UBS, Pardus and GS as described in Item 4 and footnote (2) below. Box (b) is also checked with respect to the relationship of the Reporting Persons and the New Additional Investors described in Item 4. The Reporting Persons expressly disclaim membership in a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with the New Additional Investors.

(2) The Reporting Persons may be deemed to be the beneficial owners of shares of the Issuer's Common Stock beneficially owned by Harbinger, Merrill, UBS, Pardus and GS. Based on information filed with the Securities and Exchange Commission, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,459,280 shares, UBS AG beneficially owns 4,420,602 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares and GS and its related entities beneficially own 15,009,566 shares.

                                  SCHEDULE 13D

-------------------
CUSIP No. 247126105
-------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       David A. Tepper

       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X](1)
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO
------ -------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------ ------ ------------------------------------------------
NUMBER OF SHARES         7      SOLE VOTING POWER
BENEFICIALLY OWNED              0
BY EACH REPORTING        ------ ------------------------------------------------
PERSON WITH              8      SHARED VOTING POWER
                                52,000,000
                         ------ ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                0
                         ------ ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                52,000,000
------ -------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       125,739,448 (2)
------ -------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                       [ ]
------ -------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       22.31% (2)
------ -------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

----------
(1) Box (b) is checked with respect to the relationship of the Reporting Persons and Harbinger, Merrill, UBS, Pardus and GS as described in Item 4 and footnote (2) below. Box (b) is also checked with respect to the relationship of the Reporting Persons and the New Additional Investors described in Item 4. The Reporting Persons expressly disclaim membership in a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with the New Additional Investors.

(2) The Reporting Persons may be deemed to be the beneficial owners of shares of the Issuer's Common Stock beneficially owned by Harbinger, Merrill, UBS, Pardus and GS. Based on information filed with the Securities and Exchange Commission, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,459,280 shares, UBS AG beneficially owns 4,420,602 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares and GS and its related entities beneficially own 15,009,566 shares.

     This Amendment No. 20 (this "Amendment") to the Schedule 13D (the "Initial
Schedule 13D") initially filed on March 16, 2006 by the Reporting Persons (as defined in the Initial Schedule 13D), as amended on August 1, 2006, August 29, 2006, December 19, 2006, January 18, 2007, March 2, 2007, March 12, 2007, May
15, 2007, July 6, 2007, July 10, 2007, July 20, 2007, July 23, 2007, August 3,
2007, November 2, 2007, November 8, 2007, November 16, 2007, December 12, 2007,
March 7, 2008, March 13, 2008 and April 4, 2008 relates to the common stock, $0.01 par value per share (the "Common Stock"), of Delphi Corporation, a Delaware corporation (the "Issuer"), and is being filed to amend the Reporting Persons' previously-filed Schedule 13D as specifically set forth below.

     Certain information contained in this Schedule 13D/A relates to share ownership of persons other than the Reporting Persons. The Reporting Persons expressly disclaim any liability for any such information and for any other information provided in this Amendment that does not expressly pertain to a Reporting Person, as such term is defined in Item 2 of the Initial Schedule 13D.

     Unless otherwise indicated, all capitalized terms shall have the meanings ascribed to them in the Initial Schedule 13D, and unless otherwise amended hereby, all information previously filed remains in effect.

Item 4 is hereby amended by adding the following:

     On April 5, 2008 ADAH delivered a supplement to the notice of termination of the EPCA, a copy of which is attached hereto as Exhibit 52. The closing of the transactions contemplated by the EPCA did not occur by April 4, 2008. Consequently, ADAH delivered the supplemental termination notice to the Company as an additional ground for terminating the EPCA.

Paragraphs (a) and (b) of Item 5 are amended and restated as follows:

     (a) - (b) Set forth in the table below is the number and percentage of shares of Common Stock beneficially owned by each Reporting Person as of April 4, 2007.

                                  Number of Shares          Number of Shares
                               Beneficially Owned with   Beneficially Owned with   Aggregate Number of
                                   Sole Voting and          Shared Voting and      Shares Beneficially
Name                              Dispositive Power         Dispositive Power           Owned (1)
----------------------------   -----------------------   -----------------------   -------------------
Appaloosa Investment Limited

Partnership I                             0                    27,716,000              101,455,448

Palomino Fund, Ltd.                       0                    24,284,000               98,023,448

Appaloosa Management L.P.                 0                    52,000,000              125,739,448

Appaloosa Partners Inc.                   0                    52,000,000              125,739,448

David A. Tepper                           0                    52,000,000              125,739,448

     Pursuant to Rule 13d-5(b)(1), the Reporting Persons may be deemed to be the beneficial owner of shares of Common Stock beneficially owned by the Co-Investors. Other than as described in Item 4, the Reporting Persons do not have any agreement regarding the voting or disposition of such shares. The number of shares of Common Stock beneficially owned by each of the other New Investors, based on information filed with the Securities and Exchange Commission by each such Co-Investor, is set forth in Items 11 and 13 on the cover pages of this Amendment.

Item 6 is hereby amended by adding the following:

     On April 4, 2008 and April 5, 2008 the New Proposing Investors delivered notices of termination of the EPCA.

Item 7 is amended to add the following exhibits:

     52 Letter from A-D Acquisition Holdings, Inc. to Delphi Corporation dated April 5, 2008.

----------
(1) The Reporting Persons may be deemed to be the beneficial owners of shares of the Issuer's Common Stock beneficially owned by Harbinger, Merrill, UBS, Pardus and GS. Based on information filed with the Securities and Exchange Commission, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,459,280 shares, UBS AG beneficially owns 4,420,602 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares and GS and its related entities beneficially own 15,009,566 shares.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 8, 2008

                                                  APPALOOSA INVESTMENT LIMITED
                                                  PARTNERSHIP I


                                                  By: APPALOOSA MANAGEMENT L.P.,
                                                  Its General Partner

                                                  By: APPALOOSA PARTNERS INC.,
                                                  Its General Partner

                                                  By: /s/ David A. Tepper
                                                      --------------------------
                                                  Name:  David A. Tepper
                                                  Title: President

                                                  PALOMINO FUND LTD.


                                                  By: APPALOOSA MANAGEMENT L.P.,
                                                  Its Investment Adviser

                                                  By: APPALOOSA PARTNERS INC.,
                                                  Its General Partner

                                                  By: /s/ David A. Tepper
                                                      --------------------------
                                                  Name:  David A. Tepper
                                                  Title: President

                                                  APPALOOSA MANAGEMENT L.P.


                                                  By: APPALOOSA PARTNERS INC.,
                                                  Its General Partner

                                                  By: /s/ David A. Tepper
                                                      -------------------------
                                                  Name:  David A. Tepper
                                                  Title: President

                                                  APPALOOSA PARTNERS INC.


                                                  By: /s/ David A. Tepper
                                                      --------------------------
                                                  Name:  David A. Tepper
                                                  Title: President

                                                      /s/ David A. Tepper
                                                      --------------------------
                                                          David A. Tepper

                                  EXHIBIT INDEX

     52 Letter from A-D Acquisition Holdings, Inc. to Delphi Corporation dated April 5, 2008.

                                  Page 16 of 16